Exhibit 99

October 28, 2003

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES

THIRD QUARTER 2003 RESULTS

Company Achieves Record Sales and Profitability Before

Severance-Related Charges

Salt Lake City, Utah, October 28, 2003—Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for its third quarter ended September 30, 2003. Net sales of $23,084,000 in the third quarter 2003 were up 26% from net sales of $18,317,000 in the third quarter 2002. The net loss was $388,000, or $.02 per share, in the third quarter 2003 compared to net income of $403,000, or $.02 per share, in the third quarter 2002. Excluding the effect of previously announced severance-related charges of $1,015,000 relating to rationalization of certain manufacturing and distribution operations, the company would have reported net income of $627,000, or $.03 per share.

North American sales of $10,382,000 in the third quarter 2003 were at comparable levels with last year’s third quarter sales of $10,415,000. European sales of $8,902,000 in the third quarter 2003 were up from last year’s third quarter sales of $3,952,000 as a result of the acquisitions of businesses in Germany and the Netherlands and favorable effects of foreign currency movement. Rest-of-world sales of $3,800,000 in the third quarter 2003 were down 4% from last year’s third quarter sales of $3,950,000, as a 22% increase in Australian sales, including a favorable effect of foreign currency movement, did not offset reduced sales in other countries.

Gross profit of $12,544,000 in the third quarter 2003 was up $2,916,000, or 30%, from gross profit of $9,628,000 in last year’s third quarter. Gross margin of 54.3% in the third quarter 2003 improved from last year’s third quarter level of 52.6% due to higher unit volumes resulting in improved overhead absorption and favorable effects of foreign currency movement. The company expects gross margin to further improve in the fourth quarter 2003 principally as a result of higher volumes, benefits derived from rationalization actions and additional cost-improvement programs.

Operating expenses in the third quarter 2003 of $12,834,000 increased $3,437,000, or 37%, from operating expenses of $9,397,000 in last year’s third quarter primarily due to $1,015,000 of severance-related charges incurred in connection with the rationalization of certain manufacturing and distribution operations, incremental operating expenses from acquired businesses and unfavorable effects of foreign currency movement.

Andy Raguskus, President and CEO, stated, “I am pleased to report record quarterly sales and a record gross margin as we approach an annualized revenue run rate of $100 million. Excluding the effect of the severance-related charges, we also achieved a record net income of $627,000, or $0.03 per share. We expect to improve upon this performance in the fourth quarter with increased sales, improved gross margin and leveraged operating expenses.”

At September 30, 2003, Sonic Innovations had cash and marketable securities, including long-term marketable securities and net of borrowings, of $26.1 million compared to $25.0 million at June 30, 2003 and $35.6 million at December 31, 2002.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The company believes its hearing aids set the standard for consumer satisfaction because they are smaller, more comfortable and more reliable and deliver more natural sound than competing hearing aids.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for improved financial performance, increased sales, improved gross margin, benefits derived from rationalization actions, cost-improvement programs and leveraged operating expenses in the fourth quarter 2003. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; government reimbursement levels for hearing aids; problems with product manufacturing, distribution or market acceptance of our products, particularly our newer products where eventual market acceptance may not follow early indications; difficulties in relationships with our customers; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2002 and our Reports on Form 10-Q for 2003, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, October 28, 2003 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free 800-901-5217, or 617-786-2964 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call 888-286-8010 within the U.S., or 617-801-6888 outside the U.S., and enter confirmation code 85494739 (available through October 31, 2003), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Net sales	$23,084	$18,317	$61,985	$50,772
Cost of sales	10,540	8,689	28,981	24,494

Gross profit	12,544	9,628	33,004	26,278
Selling, general and administrative expense	9,374	7,124	26,350	20,485
Research and development expense	2,417	2,187	7,187	6,379
Stock-based compensation expense	28	86	105	285
Severance-related charges	1,015	—	1,015	—

Operating profit (loss)	(290)	231	(1,653)	(871)
Other income, net	44	172	1,190	1,012

Income (loss) before income taxes	(246)	403	(463)	141
Income tax provision	142	—	607	—

Net income (loss)	$(388)	$403	$(1,070)	$141

Basic and diluted earnings (loss) per common share	$(.02)	$.02	$(.05)	$.01

Weighted average number of common shares outstanding:
Basic	19,929	19,691	19,874	19,535

Diluted	19,929	21,004	19,874	20,905

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Current assets:
Cash and marketable securities	$29,460	$29,945
Accounts receivable	14,083	8,208
Inventories	8,642	6,485
Prepaid expenses and other	2,139	1,809

Total current assets	54,324	46,447
Long-term marketable securities	5,361	5,616
Property and equipment	6,223	5,862
Intangible and other assets	29,122	16,821

Total assets	$95,030	$74,746

Current liabilities:
Accounts payable and accrued expenses	$21,695	$14,901
Loan payable—current portion	1,159	—

Total current liabilities	22,854	14,901
Loan payable	7,536	—
Other long-term liabilities	3,431	—

Total liabilities	33,821	14,901
Shareholders’ equity:
Common stock	21	21
Additional paid-in capital	114,193	113,434
Deferred stock-based compensation	(49)	(156)
Accumulated deficit	(52,654)	(51,584)
Accumulated other comprehensive income	3,471	1,533
Treasury stock, at cost	(3,773)	(3,403)

Total shareholders’ equity	61,209	59,845

Total liabilities and shareholders’ equity	$95,030	$74,746